Exhibit 99.1

Horizon Pharma Announces Preliminary Fourth Quarter and Full Year 2013 Revenue and Provides VIMOVO® Update

DEERFIELD, IL. – January 29, 2014 – Horizon Pharma, Inc. (NASDAQ: HZNP) today announced preliminary (unaudited) revenues for the fourth quarter and fiscal year ended December 31, 2013.

•	For the fourth quarter of 2013, Horizon expects total net revenues of $31.9 million to $32.4 million.

•	The Company expects 2013 total annual net revenues of $79.5 million to $80.0 million.

•	According to Source Healthcare Analytics (SHA), total prescriptions for DUEXIS® increased 13% in the fourth quarter of 2013 to 63,947 versus 56,673 in the third quarter of 2013.

•	Approximately 95% of commercially insured patients taking DUEXIS have a co-pay of twenty dollars or less.

•	According to SHA, total prescriptions for RAYOS® increased 18% in the fourth quarter of 2013 to 2,973 versus 2,530 in the third quarter of 2013.

•	Approximately 95% of commercially insured patients taking RAYOS have a co-pay of less than twenty dollars.

•	Preliminary unaudited cash and cash equivalents at December 31, 2013 were approximately $80.5 million.

VIMOVO® Update

•	All required FDA transfers with respect to VIMOVO, including the NDA and IND are complete.

•	Horizon NDC (National Drug Code) number has been assigned to VIMOVO.

•	Horizon labeled inventory has been manufactured, shipped and sold into the wholesale and pharmacy channel.

•	Horizon has completed the expansion of its field sales force related to the VIMOVO acquisition and all representatives have been trained.

•	All co-pay programs and the Company’s Prescriptions Made Easy™ specialty pharmacy program have been implemented for VIMOVO to ensure patients have access to VIMOVO at a reasonable out-of-pocket cost.

•	Approximately 96% of commercially insured patients taking VIMOVO have had their co-pay bought down to a zero co-pay in the first month Horizon has managed the product.

•	The Company’s rheumatology sales force began promoting VIMOVO on November 26, 2013 and, according to SHA, VIMOVO total prescriptions for the month of December 2013 increased 4% versus November 2013.

•	The Company’s entire sales organization will begin promotion of VIMOVO on February 3, 2014.

Horizon expects to report its full, fourth quarter and audited fiscal year 2013 results on March 13, 2014, which will include results of its base DUEXIS and RAYOS/LODOTRA business, the impact of the acquisition of U.S. rights to VIMOVO in November 2013, and initial VIMOVO related activities. The results will also reflect the issuance of $150 million in convertible senior notes in November 2013, associated derivative liability accounting and the repayment of the Company’s existing senior secured loan.

“2013 was a transformational year for Horizon as we accelerated our base business with DUEXIS and RAYOS and completed the acquisition of the U.S. rights to VIMOVO”, said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “In 2014, we will focus on driving prescriptions of our promoted products and pursuing our strategy to acquire rights to additional products and businesses.”

About Horizon Pharma

Horizon Pharma, Inc. is a commercial stage, specialty pharmaceutical company that markets DUEXIS®, RAYOS®/LODOTRA® and VIMOVO®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire or in-license additional innovative medicines or companies where it can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons and rheumatologists, while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

About VIMOVO®

VIMOVO® (naproxen / esomeprazole magnesium) is a proprietary fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID) and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by a health care provider.

For Full Prescribing Information see www.VIMOVO.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding expected total net revenues for the fourth quarter of 2013 and total annual net revenues for 2013, Horizon’s on-going commercial launches of DUEXIS, RAYOS and VIMOVO, commercialization plans for DUEXIS, RAYOS and VIMOVO and the timing for implementing those plans and plans for driving prescriptions of promoted products and acquiring rights to additional products and businesses in 2014. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, completion of Horizon’s fourth quarter and year-end review and audit process, risks regarding the Company’s ability to commercialize products successfully, potential delays or changes in strategy for the commercialization of DUEXIS, RAYOS and VIMOVO, whether physicians will prescribe and patients will use DUEXIS, RAYOS and VIMOVO and competition in the market for the Company’s products, and risks relating to the ability to identify and complete additional product and business acquisitions and successfully integrate such products and businesses. For a further description of these and other risks facing Horizon, please see the risk factors described in Horizon’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release. Horizon undertakes no obligation to update or revise these statements, except as may be required by law.

The financial information set forth in this press release reflect Horizon’s preliminary estimates, which are subject to completion of Horizon’s fourth quarter and year-end review and audit process. Horizon’s actual fourth quarter and full year 2013 financial and operating results could differ materially from the preliminary estimates set forth in this press release.

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com